Exhibit 99.1

PRESS RELEASE

Release Date: August 15, 2005

For Further Information:	Charles E. Wagner, Jr.
Sr. Vice President and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES EARNINGS FOR THE 2nd QUARTER OF FISCAL 2005.

BEL AIR, MD. – August 15, 2005 - SFSB, INC. (OTCBB: SFBI) today reported net income for the quarter ended June 30, 2005 of $101,931 or $.07 per share as compared to net income of $6,742 for the quarter ended June 30, 2004. The $95,189 increase was primarily due to a $191,832 or 23.21% increase in net interest income to $1,011,297 for the three months ended June 30, 2005, offset by a $130,458 or 17.41% increase in non-interest expense to $879,942 for the three months ended June 30, 2005. Net income also increased because the second quarter of 2004 included a loss of $102,166 on the sale of our ground rent portfolio. Net interest income increased primarily as a result of an increase in the average balance of loans outstanding. Non-interest expenses increased due to the growth of bank, ESOP expense and the additional costs related to being a public company.

For the six months ended June 30, 2005, net income increased by $125,773 or 194.71%, to $190,368 as compared to $64,595 for the six months ended June 30, 2004.

At June 30, 2005, SFSB, Inc., had total assets of $156.9 million, compared to $160.4 million at December 31, 2004. The decrease resulted primarily from a decrease in cash and cash equivalents as a result of the repayment of borrowings and the return of funds deposited with us by potential purchasers in the stock offering whose subscription funds were returned in January 2005. At June 30, 2005, stockholders equity amounted to $22.8 million compared to $22.6 million at December 31, 2004. This increase was primarily the result of the profit for the six months ended June 30, 2005.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 104 year old federally chartered, FDIC-insured thrift serving Baltimore City, Baltimore County and Harford County, Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors that may affect SFSB, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. SFSB, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to SFSB, Inc.’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

SFSB, INC.

UNAUDITED CONDENSED STATEMENTS OF INCOME

(In thousands except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Interest income	1,872	1,520	3,706	3,018
Interest expense	860	701	1,698	1,414
Net interest income	1,011	819	2,008	1,604
Provision for credit losses	12	12	32	24
Net interest income after provision for credit losses	999	807	1,976	1,580
Non-interest income	50	(56)	100	(17)
Non-interest expenses	879	749	1,768	1,464
Net income (loss)	102	7	190	65

SFSB, INC

UNAUDITED SELECTED FINANCIAL DATA

(in thousands)

	June 30 2005	December 31 2004
Total assets	156,858	160,433
Cash and cash equivalents	4,510	15,597
Investment securities	12,045	11,976
Loans receivable-net	126,639	117,900
Deposits	108,920	109,711
Total borrowings	21,500	26,500
Total stockholders’ equity	22,802	22,620